Exhibit 10.7

LONG-TERM PERFORMANCE–BASED

CASH AWARD AGREEMENT

This LONG-TERM PERFORMANCE-BASED CASH AWARD AGREEMENT (this “Agreement”) dated as of March 10, 2017 (the “Grant Date”) is by and between Gulf Island Fabrication, Inc. (“Gulf Island” or the “Company”) and <<Participant Name>> (the “Participant”).

Section 1.Award.

(a)Subject to the terms of this Agreement, effective as of the Grant Date, the Participant is hereby awarded this long-term performance-based cash award (the “Award”) in the amount of $_______________ (the “Target Award”), which Award may be earned based on the Company’s performance relative to the performance criteria set forth in Section 1(b) during the performance period beginning January 1, 2017 and ending December 31, 2019 (the “Performance Period”).

(b)The amount of the Target Award earned shall be based upon the Company’s total shareholder return relative to the total shareholder return (“Relative TSR”) of the Simmons & Company - Offshore Construction Services & Infrastructure Group (the “Peer Group”) in accordance with the following matrix:

	Relative TSR

Performance Level Compared to Peer Group		Percentage of Target Award that Could be Earned (the “Performance Percentage”)

	Below 30th Percentile	0%
Threshold	30th Percentile	50%
Target	60th Percentile	100%
Maximum	90th Percentile or above	150%

(i)Notwithstanding the chart above, the resulting amount of the Target Award to be earned based on the results of the Relative TSR metric shall be reduced by 50% if the Company’s total shareholder return as of the end of the Performance Period is negative.

(ii)Total shareholder return as applied to the Company or any company in the Peer Group means stock price appreciation from the beginning to the end of the Performance Period, including monthly reinvestment of dividends and distributions paid during the Performance Period, all as may be determined by the Compensation Committee of the Board of Directors (the “Committee”).

(iii)The resulting Performance Percentage will be interpolated based on actual

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Relative TSR results between the Threshold, Target and Maximum levels.

(c)The Committee shall, within a reasonably practicable time following the last day of the Performance Period (but no later than 60 days thereafter), determine amount of the Award that is earned, by determining (i) the extent, if any, to which the Relative TSR metric has been achieved with respect to the Performance Period and the amount of the Target Award, if any, earned as a result of such achievement, and (ii) whether the resulting payout must be reduced based on the Company having a negative total shareholder return for the Performance Period. Such determination shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law. Any portion of the Target Award that is not payable shall immediately be forfeited.

(d)Payment in respect of the Award shall be made in cash promptly following the Committee’s determination of the earned amount, but in any event, no later than March 15th of the year following the year in which the Performance Period ends.  The Committee retains discretion to decrease or eliminate the amount payable to the Participant if it deems appropriate, but shall not increase the amount payable to the Participant to an amount that is higher than the amount payable under the formula described herein.

Section 2.Early Termination; Change of Control.

(a)Subject to Section 2(b) below, in the event of the Participant’s termination of employment prior to the end of the Performance Period due to (i) termination by the Company without Cause (as hereinafter defined) as determined by the Company in its sole discretion, (ii) Retirement (as hereinafter defined), (iii) death or (iv) Disability (as hereinafter defined), the Participant shall forfeit as of the date of termination the amount of the Target Award determined by multiplying the Target Award by a fraction, the numerator of which is the number of full months following the date of termination to the end of the Performance Period and the denominator of which is thirty-six. In accordance with Section 1(c), the Committee shall determine the amount of Target Award forfeited, and the amount of cash to be awarded to the Participant or his beneficiary based on the achievement of the performance criteria set forth in Section 1(b) for the entire Performance Period, and such amount shall be paid as set forth in Sections 1(d).  In the event Participant’s employment is terminated for any other reason prior to the end of the Performance Period (including voluntarily termination by Participant for any reason or termination by the Company for Cause), Participant shall forfeit, as of the date of termination, any and all right or claim to any portion of the Target Award.

(b)In the event of a Change of Control (as hereinafter defined) during the Performance Period, the Relative TSR metric shall no longer apply to the award and the Target Award shall be payable on the last day of the Performance Period, subject to Participant’s continued employment with the Company through such date.  Notwithstanding the foregoing, if, within one year following such Change of Control (but prior to the last day of the Performance Period), the Participant’s employment is terminated by the Company without Cause, the Participant shall be entitled to receive an amount of cash equal to the Target Award as soon as administratively practical following Participant’s termination, but no later than 30 days thereafter.

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Section 3.Forfeiture of Award.

(a)If the Participant engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated at any time beginning on the date the Award is paid to Participant and ending on the third anniversary of the end of the Performance Period or (ii) results in an increase of the amount of cash payable under the Award, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the after-tax portion of the difference between the amount of cash payable under the Award and the amount of cash that would have been received based on the restated financial statements or absent the increase described in part (ii) above (the “Excess Value”).  All determinations regarding the value of the Award shall be made solely by the Committee in good faith.

(b)The Award is also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder.

(c)If the Committee determines that the Participant owes any amount to the Company under Sections 3(a) or 3(b) above, the Participant shall pay to the Company, without interest, the Excess Value (or the amount recoverable under Section 3(b)).  The Participant acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct the amount owed from any amounts the Company owes the Participant from time to time for any reason (including without limitation amounts owed to the Participant as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Participant owes it, the Participant hereby agrees to pay immediately the unpaid balance to the Company.

Section 4.Miscellaneous.

(a)The Participant understands and acknowledges that he is one of a limited number of employees of the Company who have been selected to receive an Award and that the Award is considered confidential information. The Participant hereby covenants and agrees not to disclose the Award to any other person except (i) the Participant’s immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (ii) as required in connection with the administration of this Agreement as it relates to this Award or under applicable law, and (iii) to the extent the terms of this Agreement have been publicly disclosed by the Company.

(b)Any payments made in connection with the Award shall be subject to withholding in respect of income and other taxes required by law to be withheld, in accordance with procedures established by the Company.

(c)The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement shall be final and binding on all persons.

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(d)This Award is intended to satisfy the short-term deferral exception to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted, construed and administered in accordance with such exception.  Notwithstanding anything in this Agreement to the contrary, if the Award constitutes “deferred compensation” under Section 409A and the payout of the Award is accelerated pursuant to Section 2(b), a distribution of cash payable to the Participant shall be delayed for a period of six months after the Participant’s termination of employment, if the Participant is a key employee (as defined under Section 409A) and if so required pursuant to Section 409A.  If settlement of the Award is so delayed, the Award shall be settled within 30 days of the date that is the six-month anniversary of the Participant’s termination of employment. Notwithstanding any provision to the contrary herein, distributions to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Section 409A.  In no event shall a Participant, directly or indirectly, designate the calendar year of payment.

(e)Each notice relating to this Agreement shall be in writing and delivered in person or by mail to Gulf Island at its office, 16255 Park Ten Place, Suite 280, Houston, TX, 77084, to the attention of the Secretary or at such other address as Gulf Island may specify in writing to the Participant by a notice delivered in accordance with this Section 4(f). All notices to the Participant shall be delivered to the Participant’s address on file with the Company or at such other address as the Participant may specify in writing to the Secretary by a notice delivered in accordance with this Section 4(e).

(f)Neither this Agreement nor the rights of Participant hereunder shall be transferable by the Participant during his life other than by will or pursuant to applicable laws of descent and distribution. No rights or privileges of the Participant in connection herewith shall be transferred, assigned, pledged or hypothecated by Participant or by any other person in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void.

(g)Nothing in this Agreement shall confer upon the Participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Participant’s employment relationship with the Company at any time.

(h)This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of the Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed.

(i)If any term or provision of this Agreement, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Participant and Gulf Island intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be

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affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(j)To the extent the Committee determines an Award is payable to a Participant, Gulf Island’s obligation under this Agreement will be an unsecured promise to pay benefits.  The Participant or any successor in interest shall be and remain a general creditor of Gulf Island in the same manner as any other creditor having a general claim for matured and unpaid compensation.

(k)Gulf Island may, in its sole discretion, deliver any documents contemplated herein by electronic means.

(l)The Participant acknowledges that a waiver by Gulf Island of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.

Section 5.Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below.

(a)“Cause” shall mean any of the following: (i) the commission by the Participant of an illegal act (other than traffic violations or misdemeanors punishable solely by the payment of a fine), (ii) the engagement of the Participant in dishonest or unethical conduct, as determined by the Committee or its designee, (iii) the commission by the Participant of any fraud, theft, embezzlement, or misappropriation of funds, (iv) the failure of the Participant to carry out a directive of his superior, employer or principal, or (v) the breach of the Participant of the terms of his engagement.

(b)“Change in Control” means:

(A)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of common stock, or 30% or more of the combined voting power of,  the Company’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this definition, the following will not constitute a Change in Control:

(1)any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change of Control) of common stock directly from the Company,

(2)any acquisition of common stock by the Company or its subsidiaries,

(3)any acquisition of common stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or

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(4)any acquisition of common stock pursuant to a Business Combination that does not constitute a Change in Control; or

(B)individuals who as of the effective date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(C)the consummation of a reorganization, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:

(1)all or substantially all of the individuals and entities who were the beneficial owners of the outstanding common stock of the Company and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which for purposes of this paragraph (1) and paragraphs (2) and (3), shall include a corporation which as a result of such transaction owns the Company or all or substantially all of its assets either directly or through one or more subsidiaries); and

(2)except to the extent that such ownership existed prior to the Business Combination, no Person (excluding any corporation resulting from such Business Combination and any employee benefit plan or related trust of the Company, the corporation resulting from the Business Combination, or any subsidiary of either corporation) beneficially owns, directly or indirectly,  25% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 25% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(3)(i) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or (ii) shareholders of the Company approve a complete liquidation or dissolution of the Company.

(c)“Disability” means (i) the Participant has a disability that would entitle him or her to receive benefits under the Company’s long-term disability insurance policy in effect at that

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time either because he or she is Totally Disabled or Partially Disabled as such terms are defined in such policy, or (ii) if the Company has no long-term disability plan in effect, then the Company shall have the power to determine that the Participant is Disabled if:  (A) the Participant is rendered incapable, because of physical or mental illness, of satisfactorily discharging the duties and responsibilities associated with such Participant’s job title or otherwise delegated to such Participant by the Company for a period of four consecutive months, or five months out of any six consecutive months, and (B) a duly qualified physician acceptable to the Company so certifies in writing.

(d)“Retirement” is defined as the voluntary termination of employment from the Company or any of its subsidiaries at or after age 65 with at least five years of service.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

Gulf Island Fabrication, Inc.

By:

Name:

Title:

{Insert name}

Participant

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